Exhibit 10.3

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

OF

PHYTOSPHERE SYSTEMS, LLC

This Agreement for Purchase and Sale of Assets of PhytoSPHERE Systems, LLC (this “Agreement”) is made on 15th day of December 2012, by and between Foreclosure Solutions, Inc., a Texas corporation, with its principal office located in 4660 La Jolla Village Drive, San Diego, CA 92122 ("Buyer"), and PhytoSPHERE Systems, LLC, a Delaware limited liability company, with its principal office located at 2665 Ariane Drive, Suite 207, San Diego, CA 92117, its affiliates and assigns ("Seller").

ARTICLE I.

PURCHASE AND SALE; LICENSE GRANT

1.01.	Assets to be Purchased. Subject to the terms and conditions hereof, on the Effective Date, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer hereby agrees to purchase and accept from Seller, free and clear of all liens and encumbrances, all right, title and interest in and to the assets listed on Exhibit “A” hereto (the “Purchased Assets”)
1.02.	No Assumption of Liabilities. Other than the liabilities expressly assumed by Buyer herein as set forth on Exhibit “B”, (the “Assumed Liabilities”), Buyer will not assume or have any responsibility whatsoever for any liability of Seller or its business. More specifically, without limitation, and notwithstanding anything in this Agreement to the contrary, Buyer shall not assume or be deemed to have assumed, and shall have no liability or obligation with respect to, any liabilities other than the liabilities expressly assumed by Buyer herein, including but not limited to accounts payable of Seller as of the Effective Date, indebtedness of Seller, liabilities related to products distributed or sold by Seller prior to the Effective Date, and taxes payable by Seller.
1.03.	License Grant. In consideration of the payment of the Purchase Price, Seller hereby grants to Buyer an exclusive, perpetual, worldwide, royalty-free right and license, with right of sublicense, to use all of Seller’s right, title and interest in and to its trade names, corporate name, brand names, logos or other designations including “PhytoSPHERE”, “PhytoSPHERE Systems” and any derivative thereof for the purpose of developing and commercializing, buying, selling, marketing and promoting hemp-based products.

ARTICLE II.

PURCHASE PRICE

2.01.	The total purchase price to be paid by Buyer to Seller for the Purchased Assets and the other rights hereunder (the “Purchase Price”) shall be Thirty-Five Million ($35,000,000) payable in cash and/or stock at Buyer’s discretion as identified in Section 3.02.

ARTICLE III.

PAYMENT OF PURCHASE PRICE

3.01.	Installment Payments. The Purchase Price shall be paid by Buyer in cash and/or the issuance of common stock of Buyer, in Buyer’s sole discretion, as follows:

(a) $4,500,000 due on or before January 31, 2013;

(b) $6,000,000 due on or before March 30, 2013;

(c) $8,000,000 due on or before June 30, 2013;

(d) $10,000,000 due on or before September 30, 2013; and

(e) $6,500,000 due on or before December 31, 2013

3.02.	Payment in Stock. If all or part of the Purchase Price is paid by the issuance of common stock of Buyer, the number of shares issuable shall be determined by reference to the closing price of Buyer’s common stock the day prior to issuance; provided, however, that in no event shall the price per share be greater than $6.00 per share or less than $4.50 per share.

ARTICLE IV.

CLOSING

4.01.	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on December 31, 2012, at Buyer’s principal address recited in the initial paragraph of this Agreement.
4.02	Deliveries of Seller. At the Closing, Seller shall:

(a)	execute and deliver to Buyer this Agreement; and
(b)	execute, acknowledge (if appropriate), and deliver to Buyer (i) assignments of all of the purchased agreements, (ii) such other instruments of sale, transfer, conveyance and assignment as Buyer may request, including a Bill of Sale.
4.03.	Deliveries of Buyer. At the Closing, Buyer shall:

(a)	execute and deliver to Buyer this Agreement; and
(b)	pay or cause to be paid the initial payment of the Purchase Price by payment of cash to a bank account designated by Seller or by the issuance of shares of common stock of Buyer, the number of which determined based on the mechanism set forth in Section 3.02.

ARTICLE V.

REPRESENTATIONS, WARRANTIES, COVENANTS AND

AGREEMENTS BY SELLER

5.01.	Seller warrants and represents to Buyer that:

(a) the financial records for Seller, previously inspected by Buyer, contain a full and complete record and account of the financial affairs of Seller and truthfully set forth all liabilities, assets and other matters pertaining to the fiscal or financial condition of this Business through the date of inspection and furthermore, that there have been no material changes in the financial condition of Seller since that time except for transactions normal to this Business;

(b) Seller is the lawful owner of the Purchased Assets and has good right and due authorization to sell the same. At the time of signing this Agreement, Seller neither knows nor has reason to know of the existence of any outstanding claim or title, or interest, or lien in, to, or on the Purchased Assets except as shown on the financial records of Seller inspected by Buyer;

(c) all fixtures and equipment sold pursuant to this Agreement are free and clear of any lien and/or debt unless otherwise set forth in a written statement from Seller to Buyer;

(d) Seller owes no obligations and has contracted no liabilities affecting the Purchased Assets or which might affect the consummation of the purchase and sale described in this Agreement that are not shown on the financial records inspected by Buyer and that have not been expressly disclosed to Buyer;

(e) any accounts payable due and owing as of the Closing shall remain the responsibility of Seller and shall be paid promptly as they become due and payable;

(g) no litigation, actions or proceedings, legal, equitable, administrative, through arbitration or otherwise, including but not limited to lawsuits, claims or disputes with employees, customers and vendors, etc., are pending or threatened that might affect the Purchased Assets, or the consummation of the purchase and sale described in this Agreement;

(h) Seller agrees to indemnify and hold Buyer harmless from any and all claims, causes of actions, damages, or debts, including legal fees, resulting from any actions, occurrences or events occurring prior to the Closing; and

(i) all mechanical equipment sold pursuant to this Agreement is in good working condition.

ARTICLE VI.

REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY BUYER

6.01.	Buyer agrees and warrants and represents to Seller that Buyer will duly notify all authorities, suppliers, creditors, and/or other entities that Buyer is to be responsible for all liabilities associated with the Purchased Assets, including without limitation withholding taxes, social security taxes, unemployment contributions, salaries, and purchases incurred after the Closing, and Buyer specifically agrees to assume such liabilities as of the Closing.

ARTICLE VII.

COMPLIANCE WITH BULK SALES LAW

7.01.	At the Closing, Seller will deliver to Buyer a sworn list of all existing creditors of Seller.
7.02.	Any such debt, unless otherwise provided for in this Agreement, is to be paid solely by Seller, and Seller does indemnify and hold Buyer harmless from any and all loss, expense, damage or liability, including counsel fees, that Buyer may incur or become subject to by reason of noncompliance with the Bulk Sales law.

ARTICLE VIII.

DELIVERY OF BOOKS AND RECORDS

8.01.	All books, records, files, documents and papers, including customer lists and all records of the accounts of customers relating to the Purchased Assets shall be transferred and delivered to Buyer at the Closing.
8.02.	All of these books, records, files, documents and papers shall be available to Seller at any reasonable time for any proper purpose, and Seller has the right to freely examine and to copy all such materials prior to closing.

ARTICLE IX.

INDEMNIFICATION OF SELLER

9.01.	Buyer will indemnify and hold Seller and the property of Seller free and harmless from any and all claims, losses, damages, injuries and liabilities arising from or in connection with the operation of the Purchased Assets after the Closing.

ARTICLE X.

DEFAULT

10.01.	After execution of this Agreement by the parties, default shall consist in the failure of either party to perform its respective obligations and duties and/or a breach of a warranty or covenant in this Agreement.

10.02.	In the event of default of either party, Seller or Buyer shall have the right to sue for specific performance and/or sue for damages in addition to any other relief provided in this Agreement or attached Exhibits. In a suit for default, reasonable attorney fees shall be recoverable by the prevailing party.

ARTICLE XI.

COSTS AND EXPENSES

11.01.	All costs and expenses incurred in finalizing the purchase and sale described in this Agreement in the manner prescribed by this Agreement shall be paid by Buyer and Seller in the following manner:

(a)	Buyer and Seller agree to jointly retain an attorney to prepare the Closing documents and be equally responsible for the attorney fees and expenses incurred in preparation of these documents. This sum shall be due and payable at Closing. Should either party retain an additional attorney to review the documents necessary for the transfer of the Purchased Assets, the attorney fees so incurred shall be the responsibility of the party retaining the attorney.

(b)	Any other Closing costs and expenses shall be paid at the Closing by the parties, Buyer and Seller, in equal proportions.

ARTICLE XII.

RESTRICTIVE COVENANTS

12.01.	Seller expressly agrees that for a period of five (5) years following the execution of this Agreement, it will not, directly or indirectly, engage in or own a part or all of any business which is the same as, similar to, or competitive with the business of Buyer.
12.02.	Seller, its officers, directors, subsidiaries, affiliates and employees shall not for a period of five (5) years immediately following the execution of this Agreement, regardless of any reasons or cause, either directly or indirectly:

(a)	make known to any person, firm or corporation the names and addresses of any of the customers of the Seller or Buyer or any other information pertaining to them; or

(b)	call on, solicit, or take away, or attempt to call on, solicit, or take away any of the customers of the Seller on whom the Seller called or with whom it became acquainted during the conduct of the business related to the Purchased Assets either for Seller or for any other person, firm or corporation.

12.03.	Should Seller violate any paragraph of this Article, any remaining amounts now due, or which shall become due, from Buyer to Seller shall be considered paid in full. In the event the Buyer elects to cancel the transaction due to Seller’s breach, upon written notice to Seller, Buyer may seek a refund of all payments tendered, interest, loss of profits, all legal cost associated with prosecution of this Agreement and any and all legal remedies available to Buyer.

ARTICLE XIII.

GENERAL AND ADMINISTRATIVE PROVISIONS

13.01.	Parties Bound. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns.
13.02.	Assignment. The Seller shall have no right to transfer or assign its interest in this Agreement without the prior written consent of the Buyer.
13.03.	Corporate Authority. If any party to this Agreement is a legal entity (partnership, corporation and/or trust), such party represents to the other that this Agreement, the transaction contemplated in this Agreement, and the execution and delivery hereof, have been duly authorized by all necessary partnership, corporate or trust proceedings and actions, including without limitation the action on the part of the directors, if the party is a corporation. Certified copies of such corporate or other resolutions authorizing this transaction shall upon request be delivered at the Closing.
13.04.	Use of Pronouns. The use of the neuter singular pronoun to refer to the Parties described in this Agreement shall be deemed a proper reference even though the Parties may be an individual, a partnership, a corporation, or group of two or more individuals, partnerships or corporations. The necessary grammatical changes required to make the provisions of this Agreement apply in the plural sense where there is more then one party to this Agreement, and to either corporations, partnerships or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.
13.05.	California Law. This Agreement shall be subject to and governed by the laws of the State of California.
13.06.	Severability. If any provision of this Agreement should, for any reason, be held violative of any applicable law, and so much of this Agreement be held unenforceable, then the invalidity of such a specific provision in this Agreement shall not be held to invalidate any other provisions in this Agreement, which other provisions shall remain in full force and effect unless removal of the invalid provisions destroys the legitimate purposes of this Agreement, in which event this Agreement shall be canceled.

13.07.	Entire Agreement. This Agreement represents the entire understanding of the Parties hereto. There are no oral agreements, understandings, or representations made by any party to this Agreement that are outside of this Agreement and are not expressly stated in it.
13.08.	Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given if mailed from within the United States by first class mail, postage prepaid, and addressed as follows:

to Seller: 2665 Ariane Drive, Suite 207, San Diego, CA 92117

to Buyer: 4660 La Jolla Village Drive, San Diego, CA 92122

A party may change the address for notice by giving of such change to the other party in writing.

SIGNED, ACCEPTED, AND AGREED TO on 15th day of December by the undersigned parties, who acknowledge that they have read and understand this Agreement and the Attachments and Schedules to it and they execute this legal document voluntarily and of their own free will.

Foreclosure Solutions, Inc.	PhytoSPHERE Systems, LLC

Print Name:	Print Name:
Its:	Its:

ATTACHMENT(S):

Exhibit A – Purchased Assets

Exhibit B – Assumed Liabilities

EXHIBIT A

Purchased Assets

1.	All inventory on hand or in transit of Seller (wherever located) as of the Effective Date, including raw materials and finished product, whether stored at a location of Seller or stored at a third-party location.
2.	Tangible personal property consisting of Seller’s Leybold Heraeus Film Evaporator (located at Seller’s Werc Shop) (Item 010101017).
3.	All Internet domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.
4.	All landline telephone numbers, facsimile numbers, e-mail addresses, postal addresses and postal boxes.
5.	All rights of Seller in, to and under its vendor and supplier contracts and all of the vendor and supplier relationships related to Seller’s business and related goodwill, if any, related to or used in conjunction with Seller’s business, and all customer and vendor contact information.
6.	All cash on hand and in financial institutions, including as of the Effective Date the sum of $50,774.55.
7.	All franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies.
8.	The rights of Seller relating to the Assumed Liabilities.

EXHIBIT B

Assumed Liabilities

1.	Liabilities of Seller for freight and shipment related to inventory and product included as a Purchased Asset as set forth in Exhibit “A”.
2.	Liabilities of Seller arising out of or resulting from the customer and vendor contracts constituting Purchased Assets as set forth in Exhibit “A”, to the extent such liabilities (a) are to be performed after the Effective Date, and (b) do not arise as a consequence of any actual breach, default or failure to perform prior to the Effective Date.

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